Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-233190
Dated October 31, 2019

Supplement to
Prospectus dated August 9, 2019
Member Payment Dependent Notes

The fourth paragraph on the cover page of the prospectus dated August 9, 2019, is amended in its entirety to read as follows:

Except as may be provided otherwise for a particular series of Notes, we will issue Notes in denominations of $25 and integral multiples of $25. The minimum Note amount is $25 and the maximum Note amount is $40,000. Notes (corresponding to loans) from $1,000 to $4,975 are currently only issued with three (3) year terms.

The first sentence of the first paragraph on page 5 of the prospectus under the heading “Notes Offering” is amended in its entirety to read as follows:

We will pay principal and interest on each Note in a series in an amount equal to each such Note’s pro rata portion of the principal and interest payments, if any, LendingClub receives on the corresponding member loan funded by the proceeds of that series, net of our servicing fee, which is currently 1.00% of each borrower payment.

The ninth paragraph on page 6 of the prospectus is amended in its entirety to read as follows:

Except as may be provided otherwise for a particular series of Notes, we will issue Notes in denominations of $25 and integral multiples of $25. The minimum Note amount is $25 and the maximum Note amount is $40,000. Notes (corresponding to loans) from $1,000 to $4,975 are currently only issued with three (3) year terms

The last paragraph on page 40 of the prospectus is amended in its entirety to read as follows:

Consumer Loan Requests

Borrowers submit loan requests online through our website. Each loan request is an application made to WebBank. WebBank lends to qualified borrowers and allows our platform to be available to borrowers on a uniform basis throughout the United States, excluding certain states where we do not conduct business. Loans may be issued by WebBank in amounts between $1,000 and $40,000 for Standard Program Loans with an initial maturity of 36 months and between $5,000 and $40,000 for Standard Program Loans with an initial maturity of 60 months. We currently allow borrowers to have more than one LendingClub-facilitated consumer loan outstanding at any one time, if the borrower continues to meet the applicable credit criteria. Borrowers are currently limited to a maximum combined outstanding loan amount of $50,000 for all outstanding loans.

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